Exhibit 23.1

B&P

Bernstein & Pinchuk LLP

Certified Public Accountants

Seven Penn Plaza, Suite 830
New York, NY 10001

Tel 212 279-7900
Tel 516 897-7979
Fax 212 279-7901
www.bpaccountants.com

Consent of Independent Registered Public Accounting Firm

To: Madison Enterprises Group, Inc.

We consent to the use of this Registration Statement on Form S-1 of our report dated May 1, 2009 relating to the financial statements of Madison Enterprises Group, Inc., as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007 and for the period August 17, 2006 (inception) to December 31, 2008.

/s/ Bernstein & Pinchuk LLP

New York, New York
July 22 , 2009